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                                Exhibit 23(h)(1)

                      STATE STREET BANK AND TRUST COMPANY


                        FEE INFORMATION FOR SERVICES AS
                  PLAN, TRANSFER AND DIVIDEND DISBURSING AGENT







                       DAVIS VARIABLE ACCOUNT FUND, INC.

















                  EFFECTIVE JULY 1, 1999 THROUGH JUNE 30, 2001




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                      STATE STREET BANK AND TRUST COMPANY


                        FEE INFORMATION FOR SERVICES AS
                  PLAN, TRANSFER AND DIVIDEND DISBURSING AGENT



                                  DAVIS FUNDS


General - Fees are based on an annual base fee charge per cusip plus out-of-pocket expenses.


Base Fee - Billable on a monthly basis at the rate of 1/12 the annual fee.

o    Effective 07/01/99

o    3 cusips @ $6,500 per cusip $19,500


Out-of-Pocket Expenses - Out-of-pocket expenses include, but are not limited to: confirmation production, postage, forms, telephone, microfilm, microfiche, and expenses incurred at the specific direction of the fund. Postage for mass mailings is due seven days in advance of the mailing date.


Payment - The above fees will be charged against the fund's custodian checking account five (5) days after the invoice is mailed.

Davis Selected Advisers, L. P.              State Street Bank and Trust Company


Name: /s/ Ken Eich                          Name: /s/ Ronald E. Lynn

Title: COO                                  Title: Executive Vice President

Date: 5/3/99                                Date: 5/5/99